UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2009

NET 1 UEPS TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	000-31203	98-0171860
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

President Place, 4th Floor, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: 011-27-11-343-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01    -

Entry into a Material Definitive Agreement.

On July 28, 2009, Net 1 UEPS Technologies, Inc., a Florida corporation (the "Net1"), entered into a Stock Repurchase Agreement (the "Agreement") with South African Private Equity Fund III, L.P., a Cayman Islands limited partnership ("SAPEF") and Brait International Limited, a Mauritian company ("Brait International" and, together with SAPEF, the "Seller"). Pursuant to the terms of the Agreement, Net1 agreed to purchase, or cause any subsidiary of the Company to purchase, 9,221,526 shares of Net1’s common stock, par value $0.001 per share (the "Common Stock") held by the Sellers for a per share purchase price of $13.50 which shall be payable in South African Rand ("ZAR") at an exchange rate of ZAR 7.85: $1.00, resulting in an aggregate purchase price of ZAR 977,251,218. The closing is expected to occur on or prior to August 4, 2009.

Item 1.02    -

Termination of a Material Definitive Agreement.

The information furnished pursuant to Item 1.01, "Entry into a Material Definitive Agreement" is incorporated by reference herein. Pursuant to the terms of the Agreement, upon the closing of the transactions contemplated by the Agreement, the rights and obligations of Net1 and SAPEF under Stock Purchase Agreement, dated as of January 30, 2004 by and between the Company and SAPEF (or its nominees) will be terminated.

Item 2.02    -

Results of Operations and Financial Conditions.

Item 7.01    -

Regulation FD Disclosure.

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition" and Item 7.01, "Regulation FD Disclosure."

On June 29, 2009, Net1 issued a press release which contains certain preliminary financial results for the quarter and year ended June 30, 2009. A copy of Net1’s press release is attached as Exhibit 99.1.

Section 9    -

Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release issued June 29, 2009, issued by Net 1 UEPS Technologies, Inc.

[signature page follows]

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NET 1 UEPS TECHNOLOGIES, INC.

Date: July 29, 2009	By:	/s/ Serge Belamant
Dr. Serge C.P. Belamant
Chief Executive Officer and Chairman of
the Board